Exhibit 99.1
Joint Filing Agreement

In accordance with Rule 13d-1(k), the undersigned acknowledge and agree that the foregoing statement on Schedule 13G with respect to ordinary shares, nominal value EUR 0.02 per share, of Pasqal Holding SA is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G may be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning such person contained herein or therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that such person knows or has reason to believe that such information is inaccurate.

Dated this 10th day of November 2026.

Runa Capital Fund III, L.P.

By:	/s/ Gary Carr
Name: Gary Carr
Title: Director, Runa Capital III (GP)

Runa Capital III (GP)

By:	/s/ Gary Carr
Name: Gary Carr
Title: Director